Exhibit 7.1

February 21, 2020

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N.W.

Washington, NC 20549

Re: SmartMetric, Inc.

Commission File Number 000-54853

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by SmartMetric, Inc. in Item 4.02 of its Form 8-K executed February 21, 2020 and captioned “Non-reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

Prager Metis CPAs, LLC

An affiliate of Prager Metis International NEW YORK NEW JERSEY MIAMI LOS ANGELES LONDON INDIA